Exhibit 5
[Letterhead of Akin Gump Strauss Hauer & Feld LLP]
April 28, 2006
Tim Hortons Inc.
874 Sinclair Road
Oakville, Ontario L6K 2Y1
Re: Tim Hortons Inc., Registration Statement on Form S-8
Ladies and Gentlemen:
At your request, we have examined the Registration Statement on Form S-8 (the “Registration Statement”) to which this letter is attached as Exhibit 5, filed with the Securities and Exchange Commission by Tim Hortons Inc., a Delaware corporation (the “Company”), in order to register under the Securities Act of 1933, as amended (the “Act”), the sale of up to 2,900,000 shares (the “Shares”) of the Company’s common stock, par vale $0.001 per share, issuable pursuant to the Tim Hortons Inc. 2006 Stock Incentive Plan (the “Plan”).
We have examined originals or certified copies of such corporate records of the Company and other certificates and documents of officials of the Company, public officials and others as we have deemed appropriate for purposes of this letter. We have assumed the genuineness of all signatures, the authenticity of all documents submitted to us as originals and the conformity to authentic original documents of all copies submitted to us as conformed and certified or reproduced copies.
Based upon the foregoing and subject to the assumptions, exceptions, qualifications and limitations set forth hereinafter, we are of the opinion that, upon the issuance and sale of the Shares in conformity with and pursuant to the Plan, the Shares will be duly authorized and validly issued and fully paid and non-assessable.
The opinions and other matters in this letter are qualified in their entirety and subject to the following:
1.	We express no opinion as to the laws of any jurisdiction other than any published constitutions, treaties, laws, rules or regulations or judicial or administrative decisions (“Laws”) of (i) the federal Laws of the United States of America and (ii) the General Corporation Law of the State of Delaware.
We hereby consent to the filing of this opinion as an exhibit to the Registration Statement. In giving this consent, we do not thereby admit that we are within the category of persons whose consent is required under Section 7 of the Act and the rules and regulations thereunder. We also consent to your filing copies of this opinion as an exhibit to the Registration Statement.
Very truly yours,
/s/ Akin Gump Strauss Hauer & Feld LLP
AKIN GUMP STRAUSS HAUER & FELD LLP